Exhibit 99.2

Active Power Concludes and Reports Results of Stock Option Investigation,

Files 2006 Annual Report on Form 10-K

Austin, Texas (May 14, 2007) – Active Power, Inc. (Nasdaq: ACPW) announced that today it has filed with the Securities and Exchange Commission (SEC) its Annual Report on Form 10-K for the year ended December 31, 2006. The Form 10-K filed today includes restated financial statements for years 2001 through 2005, and certain restated quarterly information for 2005 and 2006. The total additional stock-based compensation expense recorded as a result of the investigation into the Company’s historical stock option granting practices for the years between 2000 and 2006 was $2.82 million. The Company had previously reported that it estimated these expenses would be between $1.5 - $3 million.

With today’s filing, and upon the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 which is anticipated to occur on May 15 2007, the Company believes that it will be current in its SEC reporting obligations and will have satisfied all of the conditions of the NASDAQ Listing Qualifications Panel for the continued listing of its common stock on the Nasdaq Global Market.

The Company’s fourth quarter 2006 and full year 2006 financial statements are included with this release.

Results of Stock Option Investigation

The Company has now completed the investigation into its historical stock option granting practices, and its Board of Directors has adopted all the recommendations of the Special Committee that conducted this investigation. A more comprehensive report is included in the Annual Report on Form 10-K that was filed today. The following is a summary of that report.

Special Committee and Company Findings

The Special Committee, which consisted solely of independent directors, self-initiated an investigation into our stock option granting practices in December 2006. As a result of this investigation, we identified errors with an aggregate financial impact of approximately $3.37 million including the effects of $543,000 in tax adjustments. As a result of the Special Committee’s investigation, we have determined the following:

Inappropriate Practices Prior to May 10, 2006. The Special Committee’s review of our stock option granting practices identified the use of the following improper practices by certain former members of our senior management during the period from August 8, 2000, the date of our initial public offering, to May 10, 2006, the appointment date of the Company’s current CEO, Jim Clishem.

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Beginning in May 2001, the regular practice of certain former members of our senior management was to select option grant dates and exercise prices with the benefit of hindsight (i.e. backdating) with respect to annual grants and other performance based grants other than hire-date grants. The backdating practices of certain former members of our senior management generally utilized a so-called “window of opportunity” to select grant dates and exercise prices with the benefit of hindsight, ranging from a few days to several weeks, that corresponded with the date of the lowest closing price for our shares during the period in question.

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The Special Committee also found that in some instances the exercise price was set before a definitive list of optionees and the actual number of option shares to be granted to each optionee was finalized.

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Separately, certain grants prior to May 2006 were approved by Unanimous Written Consent (UWC) of our Compensation Committee with an “effective date” that preceded the date that the UWC was actually signed. We determined that the measurement date for these grants should be the date that the final signature was received from the Compensation Committee members, as evidenced by the receipt of an electronic signature page and supporting electronic date stamping evidence.

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In two instances in the summer of 2001 involving multiple employees, stock options were granted and subsequently re-granted by certain former members of our senior management. In those cases, grant dates and corresponding exercise prices were modified or adjusted after the initial grant date and price had been communicated to employees or the third-party stock plan administrator resulting in re-granted options with exercise prices lower than the exercise prices of the original grants. A similar instance in 2005 involved the initial grant of options in connection with the hiring of a senior executive officer. These re-grants were not properly accounted for using variable accounting as required by APB 25.

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Certain former members of our senior management engaged in actions that decreased the likelihood of detecting problematic practices with option granting procedures, including delayed preparation of Board minutes; drafting Board meeting minutes that did not properly reflect the intentions of the Board; omitting exhibits from Board minutes and not properly recording grants apparently presented and approved at such Board meetings; delaying reporting the activities of the Special Stock Option Committee to a quarterly basis instead of reporting at each Board meeting as required; re-granting and re-pricing underwater options without communicating to the Board, Audit Committee or the Company’s auditors; liberally construing the definition of an active employee for purposes of stock option accounting; and liberally construing materiality with respect to stock option accounting used by the Company in preparation of its financial statements.

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Former Company management also delayed or manipulated the documentation of granting actions for options granted to Section 16 reporting persons in order to give the appearance of compliance with SEC reporting requirements.

Deficiencies in Authority to Grant Stock Options. Evidence indicates that our former Chairman and Chief Executive Officer (or members of former Company management on his behalf) would approve option grants in excess of 20,000 shares to officers and non-employees, which would have been beyond the Board delegated authority granted to him in his capacity as sole member of our Special Stock Option Committee. Certain former members of Company management routinely acted as though they had been delegated the authority to establish grant dates and exercise prices notwithstanding lack of authority under Delaware law for non-directors to do so.

Hire Date Grants. The Company’s informal policy was to make new employee option grants with grant dates and exercise prices corresponding to the date that the new employee commenced employment with the Company (or, in some cases, when the employee moved from part-time to full-time employment). Although no evidence was found showing that any of these grants were made as of dates other than the relevant employee’s start date, the recording of minutes approving these grants was often performed at a date other than that commencement date.

Accounting Errors Associated with Stock Option Modifications. Until December 2005, in connection with severance arrangements provided to certain terminated employees, including former officers, certain former members of our senior management extended the vesting period, the exercise period or both, of existing options; often by providing a nominal salary to a terminated employee as part of his or her severance arrangement. In some cases these modifications were made by company managers without senior executive or Board knowledge. In other cases, options were allowed to continue vesting through extended leaves of absence despite contrary provisions in the terms of the option grants.

Employee Stock Purchase Plan Administration Deficiencies. We incorrectly calculated the discount given, and hence the correct purchase price for certain employees making purchases under our Employee Stock Purchase Plan. Certain former managers also allowed a number of terminated employees to continue to purchase shares in the Employee Stock Purchase Plan in violation of IRS rules subsequent to their date of termination. The Employee Stock Purchase Plan was discontinued in February 2006 for reasons unrelated to the investigation.

Stock Option Grants to Non-Employees. We failed to correctly account for certain stock options that we granted to non-employees (e.g., advisors or independent contractors, including sales representatives), with the result that the fair value of those grants was not appropriately recorded as a compensation expense as required by SFAS 123.

Income Tax Matters. As a result of misstatement of the correct grant date for stock options, many options were inappropriately classified as incentive stock options (ISOs). The disqualification of ISO classification and the resulting conversion to non-qualified tax status results in additional payroll withholding tax obligations by the Company on the exercise of these options. The Company has recorded estimated tax liabilities of $543,000, including potential penalties for incorrectly reporting and withholding of taxes for the inappropriately classified incentive stock options. The Company intends to pursue a negotiated settlement with the Internal Revenue Service as soon as practicable, and the ultimate liability will be based on that settlement.

In addition, discounted options vesting subsequent to December 31, 2004 may result in nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code thereby subjecting holders to a 20% penalty tax and potential interest on the value of the options in the period in which they vested or were exercised. With respect to options exercised, the Company has determined that we will assist certain affected optionees in meeting certain tax liabilities by reimbursing such optionees for the amount of such liabilities they have incurred as a result of the granting errors; however, we have determined that certain persons who were significantly involved in the problematic practices identified in our internal stock option investigation will not be afforded any such assistance. With respect to unexercised options, the Company has further determined that we will implement a plan to assist certain affected optionees in meeting their liabilities for the amount of this tax obligation by either adjusting the terms of the original option grant (in the case of out-of-the-money options) or adjusting the terms of the original option grant and paying the affected employees an amount to compensate such employees for the increase in exercise price (in the case of in-the-money options). We have determined that certain persons who were significantly involved in the problematic practices identified in our internal stock option investigation will not be afforded any such assistance. The Company also intends to pursue a negotiated settlement with the Internal Revenue Service relating to this topic as soon as practicable, and the ultimate liability will be based on that settlement.

Involvement of Current Management. As a result of its investigation, the Special Committee has concluded that there was no involvement in any option approval, processing or modifications, or intentional wrongdoing in any of these errors by our current Chief Executive Officer or our current Chief Financial Officer. The Special Committee and Board have expressed their full confidence in the integrity of Mr. Clishem and Mr. Penver.

Remedial Measures

We are committed to remediating the problems associated with our past stock option granting practices. In fact, we had changed and strengthened many of our procedures over option granting prior to discovery of issues with our prior option grants, and the commencement of the review in December 2006.

During 2006, management implemented certain improvements to our control environment as well as to controls over administration of and accounting for our equity compensation awards. These control improvements, described below, were applied to equity compensation awards between October 2006 and December 31, 2006:

•	In January 2006 the Board discontinued its use of the Special Stock Option Committee.

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We adjusted our policies and procedures to express the Board’s intent that, as a general matter of practice, equity compensation awards are to be approved in actual meetings of the Compensation Committee or full Board of Directors that are scheduled in advance. Under this policy, unless unusual circumstances dictate a deviation and the reasons and circumstances are contemporaneously documented, stock-based compensation awards are not to be made at unscheduled meetings or by unanimous written consents. These adjustments also included the discontinuation of the practice of granting options with grant dates as of a new employee’s commencement of employment.

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We changed the standard terms of our equity compensation awards so that going forward new awards would not be fully exercisable immediately upon issuance and so that vesting would not commence until the date of grant (as opposed to date of commencement of employment).

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We also adopted a policy that generally requires the attendance of outside legal advisors at Compensation Committee and Board meetings to facilitate the appropriate authorization and documentation of each equity compensation award and meeting minutes in a timely fashion.

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We added certain procedures to monitor the accuracy and completeness of stock option granting paperwork, including an independent review by our finance manager prior to the issuance of any paperwork to recipients.

Recommendations and Actions

Furthermore, the Special Committee issued a report to our Board of Directors in April 2007 recommending certain additional improvements to our stock option granting procedures. We adopted their recommendations, which had the effect of further improving our controls related to stock option granting procedures. The additional control procedures recommended by the Special Committee and approved by our Board included the following:

•	Designating one or more persons adequately trained in the legal and accounting implications of stock option grants to be responsible for administration and monitoring.

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Expressly advise persons implementing our processes for stock-based compensation awards that the Company’s written Stock-Based Compensation Awards Policies and Procedures preclude the selection of grant dates or exercise prices with the benefit of hindsight.

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Our option granting processes will be reviewed no less than annually by our Chief Executive Office and Chief Financial Officer and to the extent deemed necessary, the Board (or its appropriate committees), to assess compliance with applicable laws and regulations.

We are committed to observing the above remedial measures. We have also adopted new written Stock-Based Compensation Awards Policies and Procedures that among other things, provide that unscheduled grants should be minimized and only made after full consideration of market timing and other issues associated with any such deviation. Further, the policy calls for the documentation of any such deviation.

Because we have concluded that many holders of currently outstanding stock options were not significantly involved in or aware of the problematic practices described above, the Board has decided that we should continue to honor currently outstanding options that potentially violated the terms of our stock option plan or Delaware law at their issuance.

On April 19, 2007, the Board decided that the Company would not honor any outstanding options held by persons that the Board determined were significantly involved in the problematic practices identified by the investigation and knew or should have known that the practices were contrary to the terms of our stock option plan, Delaware law, or proper accounting practices. On April 19, 2007, the Board directed the Company’s counsel to communicate the Company’s demand that any such options still outstanding should be treated by any such optionee as cancelled. All such options that were still outstanding as of April 19, 2007 have now expired according to their original terms without any attempted exercises.

On April 19, 2007, the Board also decided that the Company should seek the return of profits realized upon the exercise of certain options by persons that the Board determined were significantly involved in the problematic practices identified in the investigation and knew or should have known that the practices were contrary to our stock option plan, Delaware law or proper accounting practices. On April 19, 2007, the Board directed the Company’s counsel to communicate to such persons the Company’s demand for the return of such profits.

Regulatory Matters

We voluntarily informed the SEC regarding the formation of the Special Committee and its investigation into our stock option granting procedures. We have also agreed to share the results of the Special Committee’s investigation with the SEC. We have received requests for voluntary production of documents from the SEC and have delivered such documents to the SEC, and we are fully cooperating with the SEC. Further SEC inquiries may require us to expend significant management time in the future, and could result in civil or criminal actions seeking, among other things, injunctions, fines and other penalties. We cannot predict how long such inquiries may take or how much time and resources will be required to respond to them, or if any such inquiries will lead to further action by the SEC against the Company or otherwise expose the Company to sanctions, fines or other penalties.

On March 19, 2007 we formally notified The Nasdaq Global Market that we had not timely filed our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC. Therefore we were not in compliance with Nasdaq’s filing requirement as set forth in Nasdaq Marketplace Rule 4310(c)(14), which requires, among other things, that we timely file all required reports with the SEC. Consequently, on March 21, 2007, we received a staff determination letter from Nasdaq indicating that our failure to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 served as a basis for delisting our common stock from The Nasdaq Global Market at the opening of business on March 30, 2007 unless we requested a hearing in accordance with Nasdaq Marketplace Rules 4800 through 4811. We attended the hearing on May 10, 2007, and we are awaiting the decision of the Nasdaq listing qualifications panel. By filing our Annual Report on Form 10-K for the year ended December 31, 2006, and upon the filing of our Quarterly Report on Form 10-Q for March 31, 2007, which we anticipate on May 15, 2007, we believe we will have regained compliance with the conditions for the continued listing of our common stock on The Nasdaq Global Market.

Cost of Restatement and Investigation

We have incurred substantial expenses for legal, accounting, tax and other professional services in connection with the Special Committee’s investigation, the preparation of our restated financial statements and related regulatory matters. We have incurred expenses of approximately $1.5 million through March 31, 2007 related to these matters. We expect to continue to incur additional expenses at least through June as we complete regulatory reviews and meet with the SEC and IRS, and finalize the liabilities with regard to income tax treatment of issues arising from the investigation. In addition, for potential future legal proceedings related to these matters, we may be obligated to indemnify and advance significant legal expenses to certain current and former officers and directors pursuant to the requirements of Delaware law and our indemnification agreements with such current and former officers and directors for legal proceedings related to these matters.

About Active Power:

Active Power (NASDAQ: ACPW) provides efficient, reliable, and green power quality solutions and Uninterruptible Power Supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations, and governmental agencies in over 40 countries. Active Power recently introduced CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide service and support, Active Power provides turnkey solutions that ensure organizations have the power to perform. For more information, please visit www.activepower.com.

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Cautionary Note Regarding Forward-Looking Statements:

Statements in this release regarding expected future results are forward looking statements that are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to: inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; the potential for significant losses to continue decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; further adjustments that may be required as a result of our independent review of our historical stock option granting procedures; and other factors detailed in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward looking statements to reflect subsequent events or circumstances. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Active Power, the Active Power logo, and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	PR Manager
512.744.9234	512.944.9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
		Restated		Restated
Product revenue	$7,682	$4,786	$22,384	$15,854
Service and spares revenue	584	374	2,645	1,934

Total revenue	8,266	5,160	25,029	17,788

Cost of product revenue	7,643	4,824	21,939	16,217
Cost of service and spares revenue	575	327	2,404	1,869

Total cost of revenue	8,218	5,151	24,343	18,086

Gross profit (loss)	48	9	686	(298)

Operating expenses:
Research and development	1,561	3,447	7,851	11,377
Selling and marketing	2,423	1,966	10,225	7,108
General & administrative	1,935	2,273	7,250	6,552
Litigation settlement expense	(1,781)	—	(1,781)	—

Total operating expenses	4,138	7,686	23,545	25,037

Operating loss	(4,090)	(7,677)	(22,859)	(25,335)

Interest income	266	420	1,387	1,632
Gain due to change in market value of investment rights	—	—	—	964
Other income (expense)	(15)	(26)	323	(167)

Net loss	$(3,839)	$(7,283)	$(21,149)	$(22,906)

Net loss per share, basic & diluted	$(0.08)	$(0.15)	$(0.43)	$(0.48)
Shares used in computing net loss per share, basic & diluted	50,017	48,792	49,663	48,058

Comprehensive loss:
Net loss	$(3,839)	$(7,283)	$(21,149)	$(22,906)
Translation gain (loss) on subsidiaries in foreign currencies	(39)	—	(8)	—
Unrealized gain (loss) on investments in marketable securities	(25)	(6)	(64)	(97)
Realized loss on investments in marketable securities	—	—	—	91

Comprehensive loss	$(3,903)	$(7,289)	$(21,221)	$(22,912)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	December 31, 2006	December 31, 2005
		Restated
Assets
Current assets:
Cash and cash equivalents	$7,652	$7,590
Restricted cash	—	116
Short-term investments in marketable securities	13,059	31,364
Accounts receivable, net	7,671	5,769
Inventories	10,279	4,242
Prepaid expenses and other	492	596

Total current assets	39,153	49,677
Property and equipment, net	7,341	7,530
Long-term investments in marketable securities	—	2,970
Deposits and other	190	188

Total assets	$46,726	$60,365

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,663	$2,264
Accrued expenses	4,715	4,023
Deferred revenue	570	205

Total current liabilities	7,948	6,492
Stockholders’ equity:
Common stock	50	49
Treasury stock	(5)	(5)
Deferred stock compensation	—	(293)
Additional paid-in capital	243,519	237,831
Accumulated deficit	(204,765)	(183,616)
Other accumulated comprehensive income	(21)	(93)

Total stockholders’ equity	38,778	53,873

Total liabilities and stockholders’ equity	$46,726	$60,365

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